Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2014 Second Quarter Financial Results

Management to Review Results and Provide Business Update

in Conference Call Scheduled Today at 5:00 p.m. Eastern Time

Mountain View, California, August 7, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter ended June 30, 2014. The net loss for the second quarter was $6.0 million compared to $0.8 million during the same quarter in 2013. During the three months ended June 30, 2013, Alexza recognized $42.8 million in licensing revenue associated with the signing of the Company’s License and Supply Agreement with Teva Pharmaceuticals USA, Inc. The net loss for the six months ended June 30, 2014 and 2013 was $16.7 million and $21.5 million, respectively. At June 30, 2014, Alexza had consolidated cash, cash equivalents, marketable securities and restricted cash of $49.2 million.

“In the second quarter of 2014, we have continued the transition to a commercial company with Ferrer’s launch of ADASUVE® in Sweden, Norway, Denmark, and Finland, with additional European countries planned for 2014 and 2015,” said Thomas B. King, President and CEO of Alexza. “We have completed a comprehensive product review process over the past nine months, and are excited about the identification of two new Staccato-based product candidates for development, both based on our current single-dose platform. AZ-008 is expected to be developed for acute treatment of restless legs syndrome and AZ-009 is expected to be developed for hypomobility in Parkinson’s disease patients.”

King continued, “We are also finishing the final stages of preparation for our first clinical trial of AZ-002 in epilepsy patients, and look forward to initiating the Phase 2 study in the second half of 2014.”

Alexza Business Updates

•	During the second quarter, Teva and Alexza initiated a clinical study to assess the safety and pharmacokinetics of ADASUVE at doses of 2.5, 5 and 10 mg in adolescents. Teva and Alexza believe that data from this Phase 1 study will provide dosing information for each of their respective follow-on efficacy and safety studies in adolescents, which are planned for the U.S. and EU. Alexza manufactured clinical trial materials for this study.

•	During the second quarter of 2014, Alexza shipped 27,828 total units of ADASUVE, including 23,031 units to Teva and 4,797 units to Ferrer.

•	Teva and Ferrer continue to target hospitals treating high volumes of patients experiencing agitation associated with schizophrenia or bipolar disorder. Both companies have dedicated sales and medical science teams that are responsible for communicating with healthcare professionals in these hospitals about ADASUVE, coordinating reviews of ADASUVE for formulary approval, and educating healthcare professionals about the product.

•	In April, Ferrer initiated sales of ADASUVE in the Nordic Countries, through a distribution agreement with Medivir AB. Ferrer and its distribution partners now market ADASUVE in eight countries in Europe. Ferrer expects to continue to launch ADASUVE in additional European countries in 2014 and 2015, with France being the next major EU country targeted.

•	In May, Alexza hosted an analyst day in New York City, NY. Three U.S. clinicians and three EU clinicians made presentations on the treatment of agitation, the evolution of the practice of medicine and, in the case of the EU clinicians, clinical experience with ADASUVE. Information regarding these presentations can be obtained from Alexza by contacting Alexza Investor Relations via e-mail at investor.info@alexza.com.

•	In May, Alexza initiated work to increase the ADASUVE production batch size from 5,000 units to 10,000 units. This work is part of a larger set of longer-term activities focused on increasing manufacturing efficiencies and attaining overall cost reductions for the unit cost of ADASUVE over time. To date, Alexza has manufactured 25 batches of ADASUVE for the U.S. and EU markets.

•	During the second quarter, Alexza initiated the ADASUVE PASS (Post-Approval Safety Study) and DUS (Drug Utilization Study) clinical trials in the EU. Both studies are part of the post-approval requirements of the EMA approval for ADASUVE. Both studies will have 20 to 25 unique sites in 5 to 6 countries in the EU. Target enrollment is 1,500 patients for the PASS study and 1,000 patients for the DUS study.

•	In June, Dr. Edwin S. Kamemoto was promoted to the newly created position of Senior Vice President, Regulatory Affairs.

•	In July, Alexza provided an update on its pipeline and new product development efforts. In the second half of 2014, Alexza expects to initiate a Phase 2a study of AZ-002 (Staccato® alprazolam), in epilepsy patients. Additionally, Alexza has identified two new Staccato-based product candidates for development - AZ-008 and AZ-009 - which are planned to incorporate the active pharmaceutical ingredient ropinirole, a dopamine agonist, into Alexza’s proprietary Staccato system. The Company plans to develop AZ-008 for the acute treatment of restless legs syndrome (RLS) and AZ-009 for hypomobility, or freezing, during “off periods” in Parkinson’s disease (PD) patients.

Financial Results - Periods Ended June 30, 2014 and 2013

Alexza recorded revenue of $1.5 million and $3.7 million in the three and six months ended June 30, 2014, respectively, compared to $43.6 million and $44.4 million in the same periods in 2013, respectively. Revenue in 2014 consisted of $1 million in milestone revenue from Ferrer, a result of the commercial introduction of ADASUVE in Spain, $1.1 million of revenue related to the amortization of the upfront payments from Ferrer and $1.6 million of product revenue for units of ADASUVE sold to Teva and Ferrer. Revenue in 2013 consisted of $42.8 million of licensing revenues from Teva, $1.5 million of revenue associated with the amortization of the upfront payment from the Ferrer agreement, and $0.1 million of product revenue for units shipped to Ferrer.

GAAP operating expenses were $12.8 million and $12.6 million in the quarters ended June 30, 2014 and 2013, respectively, and $23.8 million and $22.9 million for the six months ended June 30, 2014 and 2013, respectively.

Cost of goods sold consists primarily of start-up activities related to commercial manufacturing operations, and, to a lesser extent, manufacture of commercial product. Alexza is in the early stages of commercialization and, as anticipated, has incurred higher cost per unit costs associated with low production volumes. Alexza expects to continue to incur higher than normal indirect costs until it gets closer to planned manufacturing capacity. All costs associated with the manufacturing process incurred prior to the first commercial product produced in the second quarter of 2013 were expensed as a component of research and development expense.

Research and development expenses were $4.0 million and $7.2 million during the three and six months ended June 30, 2014, respectively, and $4.8 million and $11.0 million in the same periods in 2013, respectively. The decrease in research and development expenses in 2014 as compared to 2013 is primarily due to certain expenses related to manufacturing, supply chain and quality being classified as cost of goods sold or inventory in 2014.

General and administrative expenses were $3.9 million and $7.9 million during the three and six months ended June 30, 2014 and $4.8 million and $8.9 million in the same periods in 2013, respectively. The decrease was primarily due to a reduction in ADASUVE pre-commercialization efforts that incurred during the three and six months ended June 30, 2013. Teva assumed responsibilities for these tasks with the license and supply agreement signed in May 2013.

In connection with Alexza’s acquisition of all of the outstanding equity of Symphony Allegro, Inc., or Allegro, in the third quarter of 2009, Alexza is obligated to pay the former stockholders of Allegro certain percentages of cash receipts that may be generated from future collaboration transactions for ADASUVE, AZ-104 and/or AZ-002. The Company records this obligation as a contingent liability and updates the liability each quarter. Changes in assumptions underlying the estimate of the fair value of the liability resulted in non-operating, non-cash gains of $7.6 million and $6.4 million during the three and six months ended June 30, 2014, respectively.

In the first half of 2014, Alexza raised net proceeds of approximately $40.8 million through a royalty securitization financing and drew down the remaining $10.0 million against that certain Convertible Promissory Note and Agreement to Lend, dated as of May 7, 2013, between Alexza and Teva. Alexza believes that with current cash, cash equivalents, marketable securities and restricted cash balances, estimated product revenues, milestone payments associated with the sale of ADASUVE, and the Company’s current expected cash usage, it has sufficient capital resources to meet its anticipated cash needs, at current cost levels for at least the next twelve months.

Conference Call Information - 5:00 p.m. Eastern Time on August 7, 2014

To access the webcast via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please log onto the webcast prior to the start of the call to ensure time for any software downloads that may be required to participate in the webcast.

LIVE CALL:

888-713-4213 or +1-617-213-4865 (international)

Passcode: 23868261

Interested parties may also pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=P7KJF9AQ7.

REPLAY:

888-286-8010 or +1-617-801-6888 (international)

Passcode: 24951818

A replay of the conference call may also be accessed at www.alexza.com under the “Investor Relations” link. A replay of the call will be available for 14 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE is Alexza’s first commercial product and it has been approved for sale by the U.S. Food and Drug Administration and the European Commission. Teva Pharmaceuticals USA, Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of August 7, 2014 and financial guidance relating to the Company’s current cash, cash equivalents, and marketable securities is based upon balances as of June 30, 2014.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor
Senior Director, Investor Relations and Corporate Communications
650.944.7906
akapor@alexza.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Collaboration revenue	$368	$43,529	$2,097	$44,258
Product sales	1,116	106	1,553	106

Total revenue	1,484	43,635	3,650	44,364

Operating expenses:
Cost of goods sold	4,903	2,961	8,694	2,961
Research and development	4,032	4,799	7,162	11,018
General and administrative	3,898	4,806	7,946	8,919

Total operating expenses	12,833	12,566	23,802	22,898

Loss from operations	(11,349)	31,069	(20,152)	21,466

(Loss)/gain on change in fair value of contingent consideration liability	7,599	(31,500)	6,449	(42,400)
Interest and other income/ (expense), net	2	4	8	17
Interest expense	(2,214)	(372)	(3,002)	(594)

Net loss	$(5,962)	$(799)	$(16,697)	$(21,511)

Basic and diluted net loss per share	$(0.34)	$(0.05)	$(0.96)	$(1.34)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2014	2013(1)
ASSETS
Current assets:
Cash and cash equivalents	$10,517	$17,306
Marketable securities	33,084	8,578
Receivables	1,018	129
Inventory	3,974	3,447
Prepaid expenses and other current assets	2,913	1,453

Total current assets	51,506	30,913

Property and equipment, net	15,782	14,991
Restricted cash	5,562	—
Other assets	3,482	1,168

Total assets	$76,332	$47,072

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities	9,694	14,898
Total noncurrent liabilities	102,997	56,149
Total stockholders deficit	(36,359)	(23,975)

Total liabilities and stockholders’ equity	$76,332	$47,072

(1)	Derived from the audit financial statements on that date.